Exhibit 99.1

FANTOM’S POSITIVE TWO-YEAR RESULTS SHOW SUSTAINED SAFETY AND EFFICACY

San Diego, California (Wednesday, May 23, 2018 - PDT) – REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”), a leader in bioresorbable polymer technologies for vascular applications, reported sustained safety and efficacy of the Fantom® bioresorbable scaffold (“BRS”) through two years based on data from the FANTOM II trial presented today at the EuroPCR conference in Paris, France. The Company also revealed the strut profiles of its Fantom Encore product line, which will have strut profiles of 95 microns for the 2.5 mm diameter, 105 microns for the 3.0 mm diameter, and 115 microns for the 3.5 mm diameter.

Two-year clinical and imaging results were presented in a symposium by Dr. Alexandre Abizaid of the Institute Dante Pazzanese of Cardiology in Sao Paulo, Brazil and Dr. Niels Holm of the Skejby-Aarhus University Hospital in Aarhus, Denmark.

Highlights from the presentations include:

•	Low 5.0% rate of Major Adverse Cardiac Events (“MACE”)
•	A single very late scaffold thrombosis event for a rate of 0.4%
•	Sustained vessel lumen patency without evidence of chronic scaffold recoil.

FANTOM II enrolled 240 patients at 28 centers in Europe, Australia and Brazil. The study endpoint of MACE, which is a composite of cardiac death, myocardial infarction, and target lesion revascularization is more stringent than the more commonly used endpoint of target lesion failure (“TLF”), which narrows the definition of myocardial infarction by including only events related to the treated vessel. The two-year MACE rate of 5.0% for Fantom compares favorably to previously reported two-year TLF rates of 6 to 11% in published reports for drug-eluting stents and other BRS.

“The 2-year results from the FANTOM II trial are very promising for Fantom,” said Dr. Abizaid. “Fantom offers advantages relative to first generation bioresorbable scaffolds such as a thinner strut profile and x-ray visibility. The data indicate that Fantom’s advantages are translating into positive outcomes for patients.”

In addition to presenting results from the FANTOM II trial, the Company revealed that Fantom Encore will have 95, 105, and 115 micron strut profiles for the 2.5, 3.0 and 3.5 mm diameters, respectively. The sequentially larger strut profiles for the three sizes is designed to achieve the thinnest strut profile possible while optimizing strength for each scaffold diameter. The 95 micron strut profile on the 2.5 mm diameter is the smallest strut profile of any commercially available BRS.

Like Fantom, Fantom Encore is made from Tyrocore™, REVA’s proprietary bioresorbable polymer. Fantom and Fantom Encore are second and third generation scaffolds, respectively, offering differentiated features compared to first generation scaffolds such as Absorb including thinner profiles, improved ease-of-use, and full x-ray visibility. These advantages are derived from the Tyrocore polymer used to construct Fantom, which is different from polylactic acid polymer used to construct Absorb.

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REVA Medical, Inc. Page 2

“I have had the pleasure of reviewing over 300 OCT images of Fantom from the FANTOM II trial,” said Dr. Holm. “Bioresorbable scaffolds are designed to support the vessel during healing and then benignly disappear from the artery. My impression is that Fantom, with its thin strut profile and Tyrocore polymer, is doing just that.”

The materials presented at the symposium are available under the Investor Relations section of REVA’s website at www.revamedical.com.

About Fantom and Fantom Encore

Fantom and Fantom Encore are sirolimus-eluting bioresorbable scaffolds developed as an alternative to metallic stents for the treatment of coronary artery disease. Scaffolds provide restoration of blood flow, support the artery through the healing process, and then disappear (or “resorb”) from the body over a period of time. This resorption is intended to allow the return of natural movement and function of the artery. Fantom and Fantom Encore are the only bioresorbable scaffolds made from Tyrocore, REVA’s proprietary tyrosine-derived polymer designed specifically for vascular scaffold applications. Tyrocore is inherently radiopaque, making Fantom and Fantom Encore the first and only bioresorbable scaffolds that are visible under fluoroscopy. Fantom and Fantom Encore are designed with thin struts while maintaining strength and with distinct ease-of-use features such as expansion with one continuous inflation.

About REVA Medical

REVA Medical is a medical device company focused on the development and commercialization of bioresorbable polymer technologies for vascular applications. The Company’s lead products are the Fantom and Fantom Encore bioresorbable vascular scaffolds for the treatment of coronary artery disease. REVA is located in San Diego, California, USA and employs over 50 people in the U.S. and Europe.

Fantom, Fantom Encore, and Tyrocore are trademarks of REVA Medical, Inc.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management's beliefs, assumptions, and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating plans or performance and events or developments that may occur in the future, are forward-looking statements, such as those statements regarding the projections and timing surrounding commercial operations and sales, clinical trials, pipeline product development, and future financings. No undue reliance should be placed on forward-looking statements. Although management believes forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to vary materially from those expressed in forward-looking statements, including the risks and uncertainties that are described in the "Risk Factors" section of our Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the “SEC”) on March 7, 2018, and as updated in our periodic reports thereafter. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Director, Communications
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ir@revamedical.com

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111     •     +1 (858) 966-3000     •     +1 (858) 966-3099 (FAX)     •     www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000     •     +61 2 9237 2800     •     ARBN 146 505 777